Exhibit 99.1

Dynatronics Announces Changes to Board and
Launches Operational Improvement Process

SALT LAKE CITY, December 17, 2008. Dynatronics Corporation (NASDAQ: DYNT) today announced changes to its board of directors and the execution of an agreement with a former director for consulting services designed to aid in strategic planning and improved corporate profitability. On December 15, 2008, the company entered into an agreement with Vici Capital Partners for consulting services through its principal, Mark Crockett. As a condition to the execution of the agreement, Mr. Crockett resigned from Dynatronics’ board of directors, where he had served as an independent director.

“In his short time on the board, Mark Crockett provided tremendous insight and service,” said Kelvyn Cullimore Jr., chief executive officer of Dynatronics. “While we regret losing his services as an independent director we are thrilled he is willing to make that sacrifice in order to roll up his sleeves on the inside of the company.”

Mr. Crockett has previously led the operational turnaround efforts of a number of companies and will now be helping Dynatronics in an intensive effort to improve all aspects of its business. “After acquiring and integrating several of our key dealers this past year, we are now poised to complete the transformation of our company to more fully take advantage of our strategic strengths as a manufacturer and distributor of medical products for the physical medicine market,” added Cullimore.

NASDAQ Marketplace Rules require that a majority of a company’s board be comprised of independent directors. To maintain a majority of independent directors following Mr. Crockett’s resignation, Dynatronics accepted the resignation of Kelvyn Cullimore, Sr., the company’s founder and vice-chairman of the board. Mr. Cullimore’s resignation from the board will not affect his duties managing Dynatronics’ Synergie products division and Tennessee operations. The company’s board of directors now has five members, three of whom are independent under applicable NASDAQ rules and SEC regulations.

Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets. More information regarding Dynatronics is available at http://www.dynatronics.com.

This press release contains forward-looking statements. Those statements include references to the company's expectations and similar statements. Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company's products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, inventory risks due to shifts in market demand, market demand for the company's products, availability of financing at cost effective rates, and the risk factors listed from time to time in the company's SEC reports including, but not limited to, the report on Form 10-K for the year ended June 30, 2008, and its subsequent quarterly reports on Form 10-Q.